Exhibit 10.12

SALES AGENCY AGREEMENT

DATE:	July 19, 2017

SALES AGENT:	HIGHLAND FILM GROUP, LLC
9200 Sunset Boulevard, Suite 600
Los Angeles, CA 90069
Attn: Arianne Fraser
Email: Arianne4;hig-hlandfilmgroup.corn

LICENSOR:	MJW Media Inc.
6611 East Warner Road, Suite 101-B
Gilbert, AZ 85296
Attn: Mike Witherall
Email: 310-721-8985

This sales agency agreement (“Agreement”) confirms the principal business terms of the agreement between Highland Film Group, LLC (“Sales Agent”) and MJW Media Inc. (“Licensor”) in connection with Sales Agent’s engagement as the exclusive sales agent for the motion picture currently entitled “Manuscript” (“Picture”) as follows:

1.          Picture: The writers, director, producers, main leads and the line producer for the Picture shall be deemed the “Key Elements”; provided however the following Key Elements are pre-approved: Cast: Morgan Freeman, Alexandra Daddario, Brenton Thwaites; Director: Mikael Hafstrom, and Producer: Mike Witherall. Licensor shall procure essential elements insurance for the two (2) main leads. Sales Agent shall have prior written approval over the designation and replacement thereof, if any, of the Key Elements. If Sales Agent does not approve of such replacement then Sales Agent shall have the right to terminate this Agreement and Licensor shall immediately reimburse to Sales Agent all of its incurred costs and expenses in connection with this Picture. Licensor shall deliver to Sales Agent an original feature-length motion picture of first-class technical quality, shot in color 35 mm or on the RED ONE Camera or other approved digital format, in the English language, with a total running time between ninety (90) and one hundred twenty (120) minutes, excluding main and end credits, and written proof that “Delivery” (as defined in Paragraph 6 below) to Sales Agent is secured pursuant to a customary completion bond issued by a reputable completion guarantor in the entertainment industry.

2.          Territory: The “Territory” is the world. The “US Territory” shall be defined herein as the United States (including but not limited to, Guam, Saipan, Midway Island, the Trust Territory Islands, the Caroline Islands, the Marshall Islands, the US Virgin Islands, Puerto Rico and American Samoa), its territories, possessions, trusteeships and commonwealths and all military bases, ships, aircraft and oil rigs flying the flag of or registered in the U.S., diplomatic posts and camps, installations and reservations of the Armed Forces of the U.S., including the U.S.O., Veteran’s Administration, Red Cross and similar organizations, as well as maritime facilities (and other commercial and/or industrial installations) wherever located; provided, however, (i) the Bahamas and Bermuda shall be granted to Sales Agent on a non-exclusive basis in the Spanish and Portuguese languages for Pay TV and VOD; and, (ii) the Caribbean Basin Islands shall be granted to Sales Agent on an exclusive basis in the Spanish language. The “Foreign Territory” shall be defined herein as the world excluding the US Territory. Notwithstanding anything to the contrary contained herein, in the event that Licensor engages a talent agency to help procure the US Territory Licensing Agreement, then Sales Agent shall split its US Fee (as defined below) with such talent agency, provided however Sales Agent shall maintain control over the drafting of the US Territory Licensing Agreement, delivery and collections in connection therewith.

3.          Term: The Term of this Agreement shall commence on the date hereof and shall continue for fifteen (15) years following Sales Agent’s technical acceptance notification (the “Technical Acceptance Notification”) to Licensor that all of the delivery materials (“Delivery Materials”) (as set forth in Exhibit “A” which is attached hereto and incorporated by this reference) are technically acceptable in accordance with the procedures set forth in Paragraph 6.(i) below (the “Term”). During the Term, Sales Agent shall have the right to enter into Licensing Agreements (defined below) up to twenty (20) years in length (plus an additional three (3) years if any Distributor (defined below) is unrecouped at the end of their respective term). No later than six (6) months prior to the expiration of the Term, at Sales Agent’s election, Licensor will engage in good faith negotiation with Sales Agent to extend the Term, and Sales Agent shall have the right of first negotiation and last refusal (as such rights are set forth in Paragraph 4.a) below) with respect thereto. In the event that Sales Agent procures Third Party Financing, the Term shall be in perpetuity.

4.          Sales Agent Engagement: In its capacity as duly authorized exclusive Sales Agent for Licensor, Sales Agent shall procure and sign on behalf of Licensor licensing agreements (individually, the “Licensing Agreement” and collectively, the “Licensing Agreements”) with third party distributors (individually, a “Distributor” and collectively, the “Distributors”) in the Territory in all forms of theatrical, home video/DVD, all formats of television (including, without limitation pay-per-view, video-on-demand, near video-on-demand, subscription video-on-demand, free video-on-demand, pay television, free television, etc.), ancillary (including without limitation hotel/motel and ships and airlines (specifically only those flying the flags of the countries in the Territory)), interne, wireless and mobile rights (subject to acceptable territorial restrictions), clip, music publishing and secondary retransmission rights, and those rights set forth in Exhibit “B” (which is attached hereto and incorporated by this reference) (collectively referred to herein as the “Rights”). Sales Agent shall have the right to file the fully executed Certificate of Agency which is attached hereto as Exhibit “C” with the US copyright office. Licensor and Sales Agent are aware and do hereby acknowledge that new (or changed) technology, uses, media, formats, modes of transmission and methods of distribution dissemination, exhibition, or performance (collectively referred to herein as “New Exploitation Methods”) are being and will inevitably continue to be developed in the future which would offer new opportunities for exploiting the Picture, and Licensor agrees that Sales Agent may license such New Exploitation Methods during the Term.

(a)
In the event Licensor wishes to engage an exclusive sales agent for any subsequent production of the Picture, including, without limitation, a sequel, prequel and/or remake, television series, etc. (“Subsequent Production”) for the Territory, Sales Agent shall have a “rolling” right of first negotiation and a matching right with respect thereto as follows. Once Licensor is ready to engage an exclusive sales agent for such Subsequent Production, Licensor shall send Sales Agent written notice thereof. If Sales Agent confirms its interest in acting as exclusive sales agent for such Subsequent Production to Licensor within fifteen (15) business days of receipt of Licensor’s notice, the parties shall, within fifteen (15) business days following such confirmation, negotiate the terms of an agreement regarding such engagement. If Sales Agent is not interested in acting as the exclusive sales agent for such Subsequent Production within the fifteen (15) business day period mentioned above, Licensor shall be free to negotiate with third parties. Taking into consideration the right of first negotiation described herein, when Licensor receives a proposal from any third party to act as sales agent for a Subsequent Production (“Third Party Offer”) and Licensor decides to accept such Third Party Offer, Licensor shall make an offer to Sales Agent in writing under the same terms and conditions as the Third Party Offer. If Sales Agent accepts the terms of the Third Party Offer, then the parties shall enter into a written agreement on terms consistent with such Third Party Offer. If Sales Agent elects not to act as the exclusive sales agent for a Subsequent Production pursuant to the terms of a Third Party Offer, then Licensor shall have the right to accept such Third Party Offer. Any subsequent offer made by any third party shall be deemed a new offer and the procedure referenced herein shall be repeated. In the event that Sales Agent procures Third Party Financing, Sales Agent shall at its sole election, be automatically attached as the worldwide sales agent for all Subsequent Productions.

5.          Sales Agent Fees: Sales Agent shall be entitled to the following sales agent fees (collectively, the “Sales Agent Fees”): (i) five percent (5%) calculated “off-the-top” from the “Gross Receipts” (as defined below) derived from the Licensing Agreements procured throughout the US Territory payable as set forth in Paragraph 11. below (“US Sales Fee”); and (ii) twelve and one half percent (12.5%) calculated off-the-top from the Gross Receipts derived from the Licensing Agreements procured throughout the Foreign Territory payable as set forth in Paragraph 11. below (“Foreign Sales Fee”); provided, however, Sales Agent shall defer seven and one half percent (7.5%) of the Foreign Sales Fee until the primary lender for the Picture has indefeasibly recouped its investment and all fees and costs in connection therewith, and such deferred amount totaling seven and one half percent (7.5%) shall be split 50/50 between Sales Agent and Licensor (e.g. three and three quarters percent (3.75%) to Sales Agent and three and three quarters percent (3.75%) to Licensor.

(a)
Sales Agent Third Party Financing Compensation: In the event that Sales Agent procures from a third party any form of financing for the Picture, including without limitation, funds for development, pre-production, production, post production, finishing funds and/or print and advertising funds (“Third Party Financing”), the Sales Agent shall be entitled to receive contingent compensation (“Sales Agent Contingent Compensation”) totaling fifty percent (50%) of one hundred percent (100%) of “Adjusted Gross Receipts” in perpetuity in connection with the Picture. The definition for “Adjusted Gross Receipts” shall be on a most favored nations basis with all adjusted gross receipts participants in connection with the Picture, including, without limitation, the Licensor, financier(s) and producer(s) for the Picture. All third party participations including without limitation, deferments, profit participations, bonuses, pre-break participations, etc. shall be taken off the top prior to the calculation of Adjusted Gross Receipts. Sales Agent’s Subsequent Contingent Compensation shall be payable directly to Sales Agent by the Collection Agent pursuant to the terms of the CAMA.

(b)	Sales Agent shall have the following accounting and audit rights with the respect to the Sales Agent Contingent Compensation:

A.
After the first general public commercial release of the Picture, commencing with the first calendar quarter in which Gross Receipts are received and earned by Licensor and on a quarterly basis for the first two (2) years, a semi-annual basis for the following year and, thereafter prospectively on an annual basis, Licensor shall furnish Sales Agent with a detailed statement showing the calculation of receipts and the amount of Sales Agent Contingent Compensation, if any, due to Sales Agent with respect to such period (each, a “Statement”). Each Statement shall be einailed to Sales Agent’s representatives as follows: Arianne Fraser at arianne@highland.com and Delphine Perrier at delphine@thighland.com, within thirty (30) days after the end of each Statement period, and in the event the Collection Agent is no longer administering the Gross Receipts for the Picture, Licensor shall remit to Sales Agent all payments owed in connection with such Statement via wire to Sales Agent’s account as notified to Licensor.

B.
Sales Agent shall have the right, at its own expense, on fifteen (15) days prior written notice to Licensor, to have a third party examine the books of account with regard to the exploitation of the Picture at Licensor’s principal place of business during normal business hours. Licensor shall reimburse Sales Agent for the reasonable, third party costs and expenses of any audit that reveals an underpayment by Licensor for the period audited of more than five percent (5%) of the amount properly due and payable by Licensor to Sales Agent hereunder for such period.

(c)
Licensor hereby grants to Sales Agent an irrevocable, priority lien and security interest in and to the Sales Agent Contingent Compensation in perpetuity, and such lien and security interest shall survive the expiration or termination by either party of this Agreement. Sales Agent may take any action necessary to perfect such lien and security interest, and Licensor agrees to sign all documents or instruments in connection therewith. If Licensor fails to execute such documents after five (5) business days of Sales Agent’s written request, then Licensor hereby appoints Sales Agent its irrevocable attorney-in-fact to execute and deliver any such document on behalf of Licensor. Licensor agrees that such appointment is irrevocable and a power coupled with an interest. Sales Agent shall provide to Licensor any signed documents within a reasonable time frame after execution thereof.

6.          Delivery: Licensor acknowledges and agrees that it will effect delivery (“Delivery”) of the Delivery Materials to Sales Agent at its sole cost and expense. Licensor shall cause the Delivery Materials to be delivered to Sales Agent no later than the bonded delivery date (“Delivery Date”).

(i)          Sales Agent Technical Acceptance: Licensor shall provide written notice to Sales Agent that it has effected full and complete delivery of the Delivery Materials (“Notice Of Delivery”). In the event of rejection, Sales Agent shall provide Licensor with written notice specifying the defects (“Defect Notice”) of such defective and/or missing materials and documents (collectively, the “Defective Materials”). After receipt of the Defect Notice, if any, Licensor shall have thirty (30) days to fix, replace and/or furnish such Defective Materials (collectively, the “New Materials”). The aforementioned process shall be repeated until all Delivery Materials are technically acceptable in Sales Agent’s sole discretion; provided, however, if the Delivery Materials are not technically acceptable after three (3) cure periods, then Sales Agent shall have the right to terminate this Agreement without any liability or obligation to Licensor, or advance the costs to create the Delivery Materials and recoup one hundred twenty-five percent (125%) of the costs thereof (“Delivery Materials Costs”). All Delivery Materials Costs shall be recoupable by Sales Agent in full outside of the Sales Expenses Cap and in accordance with Paragraph 11 below. Delivery shall not be complete until Licensor has received written notification from Sales Agent (“Notice of Acceptance”).

(ii)         Distributor Technical Acceptance: In the event a Distributor technically rejects any Delivery Materials pursuant to the terms of such Distributor’s Licensing Agreement, Sales Agent shall provide Licensor with written notice specifying the technical problems of the Distributor (“Distributor Defect Notice”) of such Distributor defective or missing materials (“Distributor Defective Materials”). After receipt of the Distributor Defect Notice, Licensor shall have fifteen (15) days to fix and/or replace such Distributor Defective Materials (the “Distributor New Materials”). If Licensor fails to provide such Distributor New Materials within the tirneframe provided herein, Sales Agent may advance the costs to create the Distributor New Materials and Sales Agent shall be entitled to recoup one hundred twenty-five percent (125%) of such Delivery Materials Costs incurred for such Distributor New Materials. The Delivery Materials Costs shall be recoupable in full outside of the Sales Expense Cap and in accordance with Paragraph 11 below.

(iii)        The cost of foreign language dubbed or subtitles versions, the cost of master materials delivered to Distributors (if not paid for by such Distributors), and any other delivery expense amounts advanced on behalf of Licensor (including, but not limited to, unpaid residuals) are recoupable by Sales Agent at one hundred twenty-five percent (125%) of the direct cost thereof, outside of the Sales Expenses Cap (as defined in Paragraph 8. below), if incurred, pursuant to Paragraph 11.(vi) below (collectively, “Additional Materials”).

(iv)        Licensor shall provide Sales Agent with free access to all marketing materials created by or for the US Distributor of the Picture including, but not limited to, all key art, theatrical, outdoor ads, in theatre marketing, internet spots and banners, newspaper ads, home video artwork, EPKs, trailers, TV spots, radio spots, website files, generic interviews, “making of’, premiere footage, DLT, and DVD menus and chapters (collectively, “US Materials”). Upon Licensor’s full execution of the distribution agreement with the US Distributor, if ever, Licensor shall promptly notify Sales Agent in writing if Licensor contractually procured access to the US Materials, free or otherwise, on Sales Agent’s behalf If any or all the US Materials are not approved by all parties having relevant approval rights or are not fully cleared for all uses in all media worldwide, then Licensor shall advise Sales Agent accordingly in writing and Licensor shall use good faith commercial efforts to assist Sales Agent in obtaining such clearances.

(v)         To the extent a theatrical trailer and/or DLT, or EPK for the Picture are not included as part of the Delivery Materials, then Sales Agent shall have the right to create such materials and recoup one hundred twenty-five percent (125%) of the costs thereof as Delivery Materials Costs outside of the Sales Expense Cap and in accordance with Paragraph 11 below.

7.          Market Overhead Charge: Sales Agent shall be entitled to receive a one-time, non-accountable market overhead charge of One Hundred Fifty Thousand US Dollars ($150,000) (“Market Overhead Charge”), payable in full upon the financial close for the Picture, provided, however, Sales Agent shall agree to defer up to Fifty Thousand US Dollars (US $50,000) in the event that Licensor requests it in order to close the financing for the Picture, and such deferred amount shall be payable in full from Gross Receipts pursuant to Paragraph 11. below.

8.          Sales Expenses: Sales Agent shall be entitled to recoup its third party, out-of-pocket, direct, auditable and verifiable sales expenses (“Sales Expenses”) up to a cap of Seventy-Five Thousand US Dollars (US $75,000) (“Sales Expenses Cap”) recoupable in accordance with Paragraph 11. below, and Sales Agent shall obtain Licensor’s prior written approval before incurring any Sales Expenses in excess of the Sales Expenses Cap. The Sales Expenses Cap shall exclude any out-of-pocket, third party costs Sales Agent may incur in connection with the following: (i) any special event Sales Agent may stage or of any premiere event at a film market or film festival (“Special Event Costs”); (ii) enforcing and/or protecting its Rights in and to the Picture (“Legal Costs”); and, (iii) auditing the Distributors’ books and records with respect to their respective Licensing Agreements (“Audit Costs”), and Sales Agent shall be entitled to recoup its Special Event Costs, if any, Legal Costs, if any, and Audit Costs, if any in accordance with Paragraph 11 below. In the event Sales Agent is required to render bank closing services in connection with the financing for this Picture, Sales Agent shall be entitled to receive a one-time, non-accountable closing fee (“Closing Fee”) of Twenty-Five Thousand US Dollars (US $25,000) payable in accordance with Paragraph 11.(vii) below). In the event Sales Agent sends any promotional/marketing materials to Licensor for approval, Licensor shall approve (or reject with detailed specification) within seven (7) days thereof by sending Sales Agent written notice. Any failure to send written notice within the time frame herein shall be deemed acceptance of such promotional/marketing materials by Licensor.

9.          Credits and Logos: Throughout the World, Sales Agent shall be accorded the following credits and logos: (i) on a single-card, on screen, main title presentation credit substantially in the following form: “Highland Film Group Presents”; as well as on all paid advertising, including, without limitation the billing block, the trailer(s) and EPK for the Picture; (ii) a company animated logo credit in the main titles of the Picture, appearing before the start of the Picture and before any other logo; (iii) a static “bug” logo in all advertising including the billing block, subject to the customary exceptions of Distributors; (iv) one (1) Producer credit for a Sales Agent designee on a single card, on screen, in the main titles in no less than second position, and in all paid advertising, including, without limitation the billing block, trailer and EPK for the Picture on a most favored nations basis with all third party Producers for the Picture; (v) three (3) Executive Producer credits for Sales Agent designees on a shared card, on screen, in the main titles and in all paid advertising, including, without limitation the billing block, trailer and EPK for the Picture on a most favored nations basis with all third party Executive Producers for the Picture; and, (vi) two (2) Co-Producer credits for Sales Agent designees on a shared card, on screen, in the main titles and in all paid advertising, including, without limitation the billing block, trailer and EPK for the Picture on a most favored nations basis with all third party Co-Producers for the Picture. Sales Agent may include its logo on all artwork and promotional materials created by Sales Agent throughout the Territory. Such credits and logos shall be in all respects on a most favored nations basis in terms of size and prominence as all third party credits and logos for the Picture.

10.         Collection Agent: The parties agree to utilize a collection agent (“Collection Agent”) to administer all Gross Receipts in connection with the Picture pursuant to a collection account management agreement (“CAMA”) which the parties shall negotiate in good faith. Platinum Financial Management, Freeway CAM B.V. and Compact Media are hereby pre-approved as the Collection Agent. All costs and fees incurred in connection therewith shall be deducted “off-the-top” from Gross Receipts, provided, however, any and all fees due to Sales Agent herein shall be calculated on the Gross Receipts and shall not be reduced by the Collection Agent’s fees or any other customary “off-the-tops” (e.g. bank fees, residuals).

11.         Gross Receipts: “Gross Receipts” shall mean and include all monies and receipts of every kind received by or credited to the Collection Agent, Licensor or Sales Agent including, but without limiting the foregoing, any minimum guarantees, license fees, overages, bonuses and all monies or other amounts (or things of value) received by or credited to the Collection Agent, Licensor or Sales Agent after the budget and any fees and interest thereon have been indefeasibly recouped by the principal investor for the Picture. Sales Agent does not make any representations or warranties as to the amount or timing of Gross Receipts, if any, to be derived from the exploitation of the Picture. Sales Agent and Licensor agree that all Gross Receipts shall be disbursed by the Collection Agent in the following order of priority:

(i)           First, any foreign taxes or withholding costs, bank charges, costs to convert proceeds into US dollars, and/or other similar expenses;

(ii)          Second, the Collection Agent shall be entitled to receive its contractually agreed fee and costs pursuant to the terms of the CAMA;

(iii)        Third, the Sales Agent Fees;

(iv)        Fourth, the Market Overhead Charge, if applicable;

(v)         Fifth, the Sales Expenses;

(vi)        Sixth, the Delivery Materials Costs (if any) and Additional Materials (if any);

(vii)       Seventh, the Special Event Costs (if any), Legal Costs (if any), Audit Costs (if any) and Closing Fee, if applicable; and,

(viii)      Eighth, all remaining Gross Receipts shall be paid pursuant to the terms of the CAMA, subject to Sales Agent’s receipt of the Sales Agent Contingent Compensation payable by the Collection Agent.

12.         Representations and Warranties:

(i)	Licensor warrants, represents and agrees as follows:

A.
The Picture will be completely finished, fully edited and titled and fully synchronized with English language; dialogue and effects and music have been recorded to separate audio tracks; and, all film elements shall be of first-class technical quality. If all physical elements are not of first-class technical quality as approved by Sales Agent, Sales Agent shall have the right to terminate this Agreement and any and all Licensing Agreements. Sales Agent shall have prior written approval over the unit photographer engaged for the Picture.

B.	The Picture will conform to the requirements of the Production Code of the Motion Picture Association of America, Inc., and will have an MPAA rating not more restrictive than “R”;

C.
Licensor is the sole and absolute owner of, and has the absolute right, power and authority to enter into this Agreement and to engage Sales Agent as the duly authorized exclusive sales agent for the Picture pursuant to the terms and conditions contained herein;

D.	All of the following have been fully paid or discharged or the payment thereof shall be secured in a manner reasonably satisfactory to Sales Agent:

(i)          all claims and rights of Licensor for copyrights in literary, dramatic, musical rights and other property or rights in and to all stories, plays, scripts, scenarios, themes, incidents, plots, characters, dialogues, sounds, music, words and other material of any nature whatsoever appearing, used or recorded in the Picture;

(ii)         all claims and rights of Licensor with respect to the recording of any and all dialogue, music and other sound effects recorded in the Picture and with respect to the use of all equipment, apparatus, appliances and other materials used in the photographing, recording or otherwise in the manufacture of the Picture;

(iii)        all claims and rights with respect to the use, distribution, performance, exhibition and exploitation of the Picture in the Territory, and any music contained therein, excluding so-called small performance fees and television performing rights fees payable to the licensors of copyrights to the music contained in the Picture; and

(iv)        all costs of producing and completing the Picture, unless otherwise set forth herein.

E.
Licensor owns or controls the right to utilize and synchronize “in context” and “out of context” all recorded music as part of the Picture and trailers thereof throughout the Territory for the duration of the term of the Licensing Agreements. The performing rights to all musical compositions contained in the Picture are or will be by delivery: 1. controlled by the American Society of Composers, Authors and Publishers (“ASCAP”), Broadcast Music, Inc. (“BMI”) or similar organizations in other countries such as the Japanese Society of Rights of Authors and Composers (“JASRAC”), the Performing Right Society Ltd. (“PRS”), the Society of European Stage Authors and Composers (“SESAC”), the Societe des Auteurs, Compositeurs et Editeurs de Musique (“SACEM”), Gesellscraft fur Misikalische Auffuhrungs and Mechanische Vervielfaltinggungscrechte (“GEMA”) or their affiliates; or 2. in the public domain in the Territory; or, 3. controlled by it to the extent required for the purposes of this Agreement, and it similarly controls and/or has synchronization and performing licenses (or will control and/or have licenses by the time of delivery) for any and all synchronization and recording right necessary for the exploitation of all of Rights in the Picture throughout the Territory;

F.
There are not now, and there will not be outstanding at any time liens, claims, charges, encumbrances, restrictions, agreements, commitments, or arrangements whatsoever with any person, firm or corporation, or any obligation (past, present or future), or any defaults under, or breaches of, any contract, license or agreement which can, or will, in any way interfere with, impair, abrogate, or adversely or otherwise affect any of the rights granted to Sales Agent pursuant to the terms of this Agreement, and that (except to the extent herein or hereinafter expressly provided) there are not now and will not be any payments of any kind required to be made by Sales Agent in respect, or as a result, of any use of the Picture pursuant to Sales Agent’s engagement herein;

G.
Neither the Picture nor any part thereof, nor any materials contained therein or synchronized therewith, nor the title thereof, nor the exercise of any right, license or privilege herein granted, violates or will violate, or infringes any trademark, trade name, contract, agreement, copyright (whether common law or statutory), patent, or any literary, artistic, dramatic, personal, private, civil or property right of privacy or publicity or “moral rights of authors” or any other right whatsoever or constitute libel or slander of any person, firm, corporation or association whatsoever;

H.	As of the date hereof, neither the Picture nor any part thereof has been banned by the censors of, or refused import permit or entry into, any nation or political subdivision thereof.,

I.
Licensor has not sold, assigned, transferred or conveyed, and will not sell, assign, transfer or convey, to any party, any right, title or interest in and to the Picture or any part thereof, or in and to the dramatic or literary material upon which it is based adverse to or derogatory of the engagement of Sales Agent herein;

J.
Licensor owns and controls, without limitations or restrictions whatsoever, all Picture, performance and all other rights granted hereunder in and to the Picture and all the soundtracks thereof, and has obtained all necessary licenses required for the production, synchronization, exhibition, performance, distribution, marketing and exploitation of the Picture hereunder (including the music contained therein, subject only to the payment of such performing fees if any, as are customarily payable by exhibitors to such performing rights society as shall have jurisdiction) throughout the Territory and in perpetuity for any and all purposes licensed hereunder and by every means, method and device now or hereafter known or required for full, complete and unlimited exercise and enjoyment by Distributors of their respective rights to the Picture throughout their respective territory;

K.
There are no restrictions which would or could prevent Sales Agent from procuring Licensing Agreements for the Picture by any media or means for which Sales Agent has been engaged hereunder and there are not and will not be any payments (out of any part of any revenues from the distribution or exploitation of the Picture or otherwise) which must be made by Sales Agent to any actors, musicians, directors, writers or to other persons who participated in the Picture, or to any union, guild or other labor organization for any right to exhibit the Picture or as compensation in connection with such exhibition or for any other use of the Picture or any of the rights therein and thereto granted hereunder, and Sales Agent shall have no obligation to pay any residuals; should Licensor fail to pay any such amounts, including without limitation any applicable guild or union residuals, then Sales Agent shall have the right, but not the obligation, to make such payments on Licensor’s behalf, and deduct such sums, plus interest at the highest legal rate, from any monies which may come due to Licensor hereunder in accordance with Paragraph 11 above;

L.
Sales Agent may use the approved names and approved likenesses of all cast members in any and all advertising and publicity materials, and Sales Agent is not restricted in any way from using any of the approved names and/or likenesses of any cast member in connection with such advertising and publicity materials, subject to restrictions imposed by cast members, the details of which shall be provided by Licensor upon Delivery of the Picture;

M.
The copyright in the Picture and the literary, dramatic and/or musical material upon which it is based or which is contained in the Picture will be valid and subsisting for the maximum period of copyright protection available throughout the universe, and no material part of any thereof is in the public domain;

N.
Sales Agent will quietly and peacefully enjoy its exclusive engagement as the duly authorized sales agent for the Term in the Territory without hindrance on the part of Licensor or any third party, and the Distributors will quietly and peacefully enjoy and possess each and all of the rights, licenses and privileges herein granted or purported to be granted to such Distributors for their respective term and in their respective territory without hindrance on the part of Licensor or any third party;

O.
Licensor (or its special purpose production company) is (or will be) able to provide Sales Agent with an IRS Form 6166 or such other forms and/or documentation that Sales Agent requires in order to minimize or obtain a refund of any withholding taxes payable in connection with a Licensing Agreement. Licensor acknowledges and agrees that, in the event it is unable to provide such forms and/or other documentation, the minimum guarantee/license fee specified under any Licensing Agreement will be reduced by the amount of applicable withholding taxes;

P.
Simultaneously with Delivery of the Delivery Materials it will comply with all credit obligations, whether they arise contractually or through the provisions of a union or guild agreement and it will notify Sales Agent in writing of all contractual restrictions and obligations affecting the Picture, the exploitation, publicizing or advertising thereof, including, without limitation, a complete list of all product placement contained within the Picture, if any, accompanied by the requisite contract or clearance for each product placement in connection therewith; and,

Q.
Licensor agrees to cause Sales Agent to be named as an additional insured with respect to the Picture under Licensor’s Errors and Omissions policy for a period of three (3) years from Delivery of the Picture, which insurance shall be in an amount not less than One Million US Dollars (US$1,000,000) for each and every claim and Three Million US Dollars (US $3,000,000) in the aggregate with a deductible no more than Ten Thousand US Dollars (US$10,000). Licensor agrees to cause its carrier to assume primary responsibility, notwithstanding the fact that Sales Agent may also have its own insurance coverage. Licensor’s policy must provide that any insurance coverage held by Sales Agent is excess insurance not subject to exposure until the coverage of Licensor’s policy is exhausted. Licensor’s policy must provide for thirty (30) days prior written notice to Sales Agent prior to any revision, modification or termination. If Licensor’s obligation to provide E&O insurance shall be assumed by the U.S. distributor of the Picture, then Licensor shall cause such U.S. distributor to list Sales Agent and its assigns as additional insured under such policy.

Notwithstanding anything to the contrary contained in this Agreement, the representations, warranties, agreements and indemnities of Licensor herein shall survive expiration of the Term.

(i)          Sales Agent warrants, represents and agrees that it has the full uncontested right and power to enter into this Agreement and to fully perform pursuant hereto, and to make all of the commitments made herein.

13.         Indemnification: Each party shall indemnify, defend and hold harmless the other party, including such party’s parent, subsidiary and affiliated companies, officers, directors and employees, and exhibitors, licensees, sub-licensees, and assignees from and against any and all third party claims, actions, causes of action, losses, liability, costs, expenses, damages, judgments, and settlements including reasonable, outside attorneys’ fees and court costs, which may be suffered, made or incurred by such injured party arising out of or in connection with any breach of any representations, warranties, undertakings, covenants or agreements of any nature whatsoever made or entered into by Licensor or Sales Agent in connection with this Agreement, unless such claim, action, cause of action, loss, liability, cost, expense, damage, judgment or settlement is attributable to one or more of the following acts by the party seeking indemnification: (i) an uncured material breach that extends beyond three (3) business days after receipt of written notice of such breach by the other party; (ii) gross negligence; or, (iii) willful misconduct.

14.         Third Party Payments: Licensor shall be solely responsible for any and all guild residuals, whether SAG, WGA, DGA, AFM, IATSE, Teamster or otherwise, clearances, deferments, participations payable to any third party (whether in the form of gross, adjusted gross, net or other participation) for the Picture, and/or any other sums due to guilds with respect to the exploitation and/or marketing and/or distribution of the Picture; and Sales Agent shall have no obligation to make any payments with respect to the exploitation of the Picture.

15.         Production Contracts: Licensor shall remain solely and completely responsible and liable for all executory obligations relating to the Picture. Upon Sales Agent’s request, Licensor shall furnish Sales Agent with copies of all signed contracts and other documents pursuant to which Licensor shall have acquired any rights, literary or music material, services, facilities or any other element in connection with the Picture. All such contracts granting rights in the Picture will provide substantially that: the results and proceeds of the subject services are works for hire for Licensor’s benefit, with a backup grant of rights in all media now known or hereafter devised, worldwide and in perpetuity; all rights granted therein are freely assignable by Licensor; all third parties waive rights of droit moral and similar rights anywhere in the world; and, all third parties are prohibited from having the right to seek or obtain injunctive or other equitable relief, or to otherwise interfere in any way with the sale, distribution, exploitation, advertising and/or promotion of the Picture or any element thereof. Licensor shall include a copyright notice on a card on which the title of the Picture shall appear as follows: “COPYRIGHT (2017) by MJW Media Inc.”

16.         No Warranty or Guarantee: Sales Agent has not made any express or implied representation, warranty, guarantee or agreement as to the amount of proceeds which will be derived from the distribution of the Picture, nor has Sales Agent made any express or implied representation, warranty, guarantee or agreement that there will be any sums or Gross Receipts payable to Licensor hereunder, or that the Picture will be favorably received by exhibitors or by the public, or will be distributed continuously. In no event shall Sales Agent incur any liability based upon any claim that Sales Agent has failed to realize Gross Receipts or revenue that should or could have been realized.

17.         Waiver: No waiver by any party hereto of the breach of any term or condition of this Agreement shall be deemed or construed to be a waiver of the breach of such term or condition in the future, or of any preceding or subsequent breach of the same or any other term or condition of this or any other agreement. All remedies, rights, undertakings, obligations and agreements contained in this Agreement shall be cumulative, and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either party.

18.         Severability: In the event that any term, condition, covenant, agreement, requirement or provision herein contained shall be held by any court or arbitration tribunal having jurisdiction to be unenforceable, illegal, void or contrary to public policy, such term, condition, covenant, agreement, requirement or provision shall be of no effect whatsoever upon the binding force or effectiveness of any of the others hereof, it being the intention and declaration of the parties hereto that had they or either of them, known of such unenforceability, illegality, invalidity or violation of public policy, they would have entered into a contract each with the other, containing all of the other terms, conditions, covenants, agreements, requirements and provisions hereof.

19.         Notices: All written notices which either party hereto is required or may desire to give to the other shall be given by delivering or mailing the same to the other at the address shown on the face hereof, or at such other address as may be designated in writing by either party in a notice to the other given as aforesaid. Notices shall be sufficiently given when hand-delivered or when the same shall be deposited so addressed, postage prepaid, by certified or registered mail, and/or when the same shall have been transmitted by facsimile or similar means and the date of said delivery or transmission is three (3) days after the date of said mailing, shall be deemed to be the date of the giving of such notice. All payments shall be remitted to Licensor at the address shown on the face hereof.

20.         Governing Law: This Agreement shall be interpreted in accordance with, and be subject to, the laws of the State of California, applicable to agreements executed and to be wholly performed therein.

21.         Arbitration: Any dispute regarding the respective rights or duties of the parties under or pursuant to this Agreement shall be submitted to final, binding and non-appealable arbitration in accordance with the rules and procedures of the Independent Film and Television Alliance (“IFTA”), to be conducted in Los Angeles, California, using a single arbitrator who specializes in film and entertainment law mutually approved by the parties (with such approval not to be unreasonably withheld). Should the parties not agree on such single arbitrator, IFTA itself shall select such arbitrator. In the event of any arbitration between the parties, the unsuccessful party to such arbitration covenants and agrees to pay the successful party herein all costs and expenses, including, but not limited to, reasonable attorneys’ fees incurred therein by such successful party, which costs, expenses and attorneys’ fees shall be included in and be a part of any judgment or award rendered in such arbitration. Neither party shall be in actual or anticipatory breach of this Agreement unless the party asserting breach shall give the other party thirty (30) days written notice, during which time the party allegedly in breach shall have the opportunity to cure any actual or alleged defect in its performance pursuant hereto, or to commence cure if cure cannot reasonably be accomplished within such thirty (30) day period. No breach of this Agreement shall be actionable unless it is material.

22.         Force Majeure: Failure by either party to perform its obligations or delay in such performance as a result of Acts of God, war, strikes, lock-outs, shortened working hours, other industrial action, machine breakdown, fire, flood, explosions, injunctions, judgments, adverse claims, or any other cause beyond its reasonable control shall not constitute a breach of the terms of this Agreement, provided that such party shall use all reasonable endeavors to resume the performance after the conditions (as aforesaid) causing such failure have ceased.

23.         Relationship of the Parties: Nothing herein contained shall constitute a partnership between or joint venture by the parties hereto. Neither party shall hold itself out contrary to the terms of this paragraph, and neither party shall become liable by any representation contrary to the provisions hereof. This Agreement is not for the benefit of any third party and shall not be deemed to give any right or remedy to any such party whether referred to herein or not.

24.         Confidentiality: Except as otherwise required by applicable federal and state securities law, neither Licensor nor Sales Agent shall disclose to any third party (other than respective employees and assigns) any information with respect to the terms and provisions of this Agreement during the Term of this Agreement and thereafter except: (a) to the extent necessary to comply with law, administrative order or rule or the valid order or decree of a court of competent jurisdiction, or (b) as part of its normal reporting or review procedure to its partners, its divisions, its affiliates, its financiers, its financial advisers, auditors and its attorneys, and its profit participants (to the extent deemed necessary by the disclosing party), or (c) as required to enforce its rights under this Agreement in a court of law.

25.         Assignment: Licensor shall not assign its rights or delegate its duties with respect to this Agreement or the Picture. Sales Agent has the right to assign this Agreement, or any of its rights or obligations hereunder, and in such event, Sales Agent will be relieved of its duties and obligations as set forth in this Agreement.

26.         Press Releases: Sales Agent shall have the right to pre-approve all press releases in connection with the Picture that reference Sales Agent therein.

27.         Sales Agent Lien and Security Interest: Licensor hereby grants to Sales Agent an irrevocable, priority lien and security interest (subject to any pre-existing, customary liens secured by the guilds, the completion guarantor, the production lender, any third party equity investor and the laboratory, to the extent applicable) in and to all of Sales Agent’s rights as set forth herein (including without limitation all proceeds therefrom and the underlying rights and physical materials necessary for the exploitation thereof) to secure all Sales Expenses advanced by Sales Agent plus interest at LIBOR plus two percent (2%) (“Interest”) until such time that Sales Agent recoups such Sales Expenses in full plus Interest thereon, which lien and security interest may survive the expiration or termination by either party of this Agreement. Sales Agent may take any action necessary to perfect such lien and security interest, and Licensor agrees to sign all documents or instruments in connection therewith, including, without limitation, the execution and filing of appropriate security agreements, UCC financing statements and copyright mortgages and assignments; provided, however the execution of any such agreement shall not be a condition precedent to the effectiveness of this provision. If Licensor fails to execute such documents after five (5) business days of Sales Agent’s written request, then Licensor hereby appoints Sales Agent as its irrevocable attorney-in-fact to execute and deliver any such documents on behalf of Licensor. Licensor agrees that such appointment is irrevocable and a power coupled with an interest. Sales Agent shall provide to Licensor any signed documents within a reasonable time frame after execution thereof. To enforce its rights hereunder, Sales Agent shall have all rights and remedies as a secured creditor available to it at law and in equity.

28.         Integrated Agreement: This Agreement contains the sole and entire Agreement between the parties and supersedes any and all other representations, agreements and understandings between them with respect to its terms. Licensor acknowledges that Sales Agent has not made any representation with respect to the subject matter of this Agreement to induce its execution except as expressly set forth herein. No waiver or modification of this Agreement or any provision hereof (including this provision) shall be valid unless in writing and signed by both parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement.

AGREED TO AND ACCEPTED BY:

MJW Media Inc. (“Licensor”)

/s/ Michael Witherill
By: ___________________, Authorized Signatory
Its:
Date: August 16, 2017

HIGHLAND FILM GROUP, LLC (“Sales Agent”)

/s/ Arianne Fraser
By: Arianne Fraser, Authorized Signatory
Its: Chief Executive Officer
Date: Aug. 16, 2017

“EXHIBIT A”

This Exhibit “A” is attached hereto and incorporated into that certain sales agency agreement (the “Agreement”) dated as of July 19, 2017, by and between Licensor and Sales Agent whereby Licensor engages Sales Agent as the exclusive sales agent for certain rights throughout certain territories for the motion picture entitled “Manuscript” (the “Picture”).

DELIVERY SCHEDULE

EXHIBIT “B”

This Exhibit “B” is attached hereto and incorporated into that certain sales agency agreement (the “Agreement”) dated as of July 19, 2017, by and between Licensor and Sales Agent whereby Licensor engages Sales Agent as the exclusive sales agent for certain rights throughout certain territories for the motion picture entitled “Manuscript” (the “Picture”).

RIGHTS

Details of Rights: As the duly authorized sales agent for the Picture, Sales Agent shall have the exclusive right and license, under copyright and otherwise, in the Territory during the Term, subject only to applicable union or guild restrictions and Licensor’s contractual restrictions (provided that such restrictions are pre-approved in writing by Sales Agent) to do the following:

1.          The right to advertise and publicize the Picture (and the uses of said music, publishing rights and soundtrack, including phonograph records) by any and every means, including the use of the literary material on which the Picture is based, the music and dialogue of the Picture, and the names, voices, likenesses and biographies of the cast, director, Licensor, writers and other personnel connected with the Picture, subject to the restrictions contained in the individual agreements with such parties, as notified by Licensor to Sales Agent in writing simultaneously with Delivery;

2.          The right to make such changes in the Picture and the title thereof from time to time;

3.          The right to authorize the exhibition of segments of the Picture and to authorize the exhibition of the Picture in two or more segments;

4.          The right to use the names, trademarks and logos of licensees of the Picture on and in relation to the Picture, and to indicate on the Picture or otherwise that such licensees are the distributors of the Picture;

5.          The right to copyright the Picture in the name of Licensor in all or any part of the Territory. Sales Agent is hereby irrevocably appointed Licensor’s attorney-in-fact to execute, acknowledge and file all such documents and to take all such other steps in Licensor’s name as in Sales Agent’s judgment may be necessary or desirable to secure or record said copyrights. Sales Agent shall not be obligated to secure, register or record any such copyright, and shall have no liability if there is a defect in any such copyright. Licensor agrees that a copyright notice shall appear legibly and with exposure long enough to be read in the end titles of the Picture, in the form and substance required by the United States Copyright Act, as amended, the Universal Copyright Convention and the Pan American Convention, naming Licensor as the copyright proprietor. In addition, Licensor agrees to include the following legend in the end titles, immediately following or near said copyright notice: “THIS PICTURE IS PROTECTED UNDER LAWS OF THE UNITED STATES AND OTHER COUNTRIES. UNAUTHORIZED DUPLICATION, DISTRIBUTION OR EXHIBITION MAY RESULT IN CIVIL LIABILITY AND CRIMINAL PROSECUTION.”

6.          The right to perform all music contained in the Picture as part of and in connection with the exhibition of the Picture, and as part of and in connection with the exhibition of trailers and other advertising and publicity of or relating to the Picture, and the right to delete all or any part of such music from the Picture and any trailer(s) and other advertising and publicity;

7.          The right to produce, distribute, exhibit, broadcast and telecast trailers, spots and promos and excerpts from the Picture for the purpose of advertising the Picture;

8.          The right to publish, broadcast and otherwise use the names, likenesses and voices of all artists appearing or performing in the Picture, the director thereof, and all other persons who rendered services in connection with the Picture, in all advertising, publicity and exploitation relating to the Picture;

9.          The right to add credits in the main and end titles of the Picture to those who render services in the preparation of the Picture for release by Sales Agent or the licensees of the Picture or any of them;

10.         The right to authorize television networks and stations and cable operators to broadcast commercial advertising and other announcements between the telecasting of segments of the Picture and before and after telecasting the Picture, in accordance with the practice prevailing in the motion picture industry from time to time, and the right to authorize cassette and disc distributors to include commercial material in cassettes and discs which include the Picture in whole or in part, in accordance with the practice prevailing in the cassette and disc industry from time to time;

11.         The benefit of all representations, warranties and indemnities set forth in Licensor’s agreements with the writer(s), director, producer(s) and all other talent, crew and other personnel in connection with the Picture, it being agreed that in no event is Sales Agent hereby assuming any obligations or liabilities under such agreements.

2

EXHIBIT “C”

This Exhibit “C” is attached hereto and incorporated into that certain sales agency agreement (the “Agreement”) dated as of July 19, 2017, by and between Licensor and Sales Agent whereby Licensor engages as Sales Agent the exclusive sales agent for certain rights throughout certain territories for the motion picture entitled “Manuscript” (the “Picture”).

CERTIFICATE OF AGENCY

Manuscript

MJW Media Inc. (“Licensor”) and Highland Film Group, LLC (“Sales Agent”) certify that they have entered into a certain Sales Agency Agreement dated July 19, 2017 (“Agreement”) in connection with the motion picture currently titled “Manuscript” (“Picture”).

In accordance with the terms and conditions of the Agreement, Licensor appoints Sales Agent to act, and Sales Agent agrees to act, as Licensor’s exclusive agent during the Term with the authority to negotiate, conclude and sign Licensing Agreements strictly on behalf of Licensor with third parties (“Distributors”) for exploitation of the as Rights and Allied Rights in the Picture throughout the Territory. All such capitalized terms shall be as defined in the Agreement.

IN WITNESS WHEREOF, this document has been signed this [ ].

MJW Media Inc.

By:	/s/ Michael Witherwill
Its:	Authorized Signatory

Accepted and agreed:
Highland Film Group, LLC

By:
Its:	Authorized Signatory